As filed with the Securities and Exchange Commission on February 6, 2017

Registration No. 333-214444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEQUANS COMMUNICATIONS S.A.

(Exact name of Registrant as specified in its charter)

French Republic	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sequans Communications S.A.

15-55 boulevard Charles de Gaulle

92700 Colombes, France

Telephone: +33 1 70 72 16 00

(Address of Principal Executive Offices)

Stock Option Subscription Plan 2016-1

Restricted Share Award Plan 2016-1

BSA (Warrants) Subscription Plan 2016-1

BSA (Warrants) Subscription Plan 2016-2

BSA (Warrants) Issuance Agreement, Dated June 28, 2016

(Full title of the plan(s))

GKL Corporate/Search, Inc.

One Capitol Mall, Suite 660

Sacramento, California 95814

Telephone: +1 916 442 7652

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John V. Bautista, Esq.

Brett Cooper, Esq.

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, California 94025

Telephone: +1 650 614 7400

Facsimile: +1 650 614 7401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-214444) (the “Prior Registration Statement”) of Sequans Communications S.A. (“Sequans,” the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on November 4, 2016. The Company is filing this Post-Effective Amendment to deregister certain ordinary shares, nominal value €0.02, of the Registrant (“Ordinary Shares”) previously registered pursuant to the Prior Registration Statement.

PARTIAL DEREGISTRATION AND REALLOCATION OF SHARES

The Company previously filed the Prior Registration Statement to register shares issuable under the Company’s Stock Option Subscription Plan 2016-1, Restricted Share Award Plan 2016-1, BSA (Warrants) Subscription Plan 2016-1, BSA (Warrants) Subscription Plan 2016-2 and BSA (Warrants) Issuance Agreement dated June 28, 2016 (collectively, the “2016 Plans”). The Company is filing this Post-Effective Amendment to deregister 82,500 of the Ordinary Shares remaining available for additional award grant purposes under the 2016 Plans so that they may be reallocated to the Company’s new Restricted Share Award Plan 2016-2 (such shares, the “Reallocated Shares”).

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the Reallocated Shares. In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission Division of Corporate Finance (July 1997), this Post-Effective Amendment is being filed to (i) deregister the Reallocated Shares, effective upon the filing of this Post-Effective Amendment, and (ii) reflect the reallocation and carrying forward of the Reallocated Shares, effective upon the deregistration thereof, together with the associated registration fees previously paid in respect of the registration of the Reallocated Shares pursuant to the Prior Registration Statement, from the Prior Registration Statement to the New Registration Statement.

The Prior Registration Statement otherwise continues in effect as to the balance of the Ordinary Shares remaining available for offer or sale pursuant thereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Colombes, France, on February 6, 2017.

SEQUANS COMMUNICATIONS S.A.

By:	/s/ Georges Karam
Name:	Dr. Georges Karam
Title:	Chairman and Chief Executive Officer